Exhibit 10.17
EXECUTION VERSION

$750,000,000
CREDIT AGREEMENT
(AFFILIATE BORROWER II-REVOLVING CREDIT LOAN)
among
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER) GP, L.L.C.
and
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II, L.P.,
as Parent Guarantors,
TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER), L.P.,
as Borrower,
and
ARCHSTONE-SMITH OPERATING TRUST,
as Lender
Dated as of October 5, 2007

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-ii-

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SCHEDULES:

1.1A	[Intentionally Omitted]
1.1B	Real Property
1.1C	[Intentionally Omitted]
1.1D	Property Owners
4.15	Subsidiaries
4.19	Uniform Commercial Code Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Intentionally Omitted]
E	[Intentionally Omitted]
F	[Intentionally Omitted]
G	[Intentionally Omitted]
H	[Intentionally Omitted]
I	[Intentionally Omitted]
J	Form of Borrowing Notice

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          CREDIT AGREEMENT (AFFILIATE BORROWER II-REVOLVING CREDIT LOAN), dated as of October 5, 2007, among TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER) GP, L.L.C., a Delaware limited liability company (“Affiliate Borrower II GP”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II, L.P., a Delaware limited partnership (“Affiliate Borrower II LP”), TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER), L.P., a Delaware limited partnership (the “Borrower”), and ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust (the “Lender”).
WITNESSETH:
          WHEREAS, the Borrower has requested the Lender make available a revolving credit loan facility to provide for the general corporate needs of the Borrower and its Subsidiaries; and
          WHEREAS, the Lender is willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Additional Fund”: each “Fund” that is the direct or indirect parent of an ASOT Additional Parent Guarantor.
          “Administration Fee”: on any date of determination, an amount equal to the “Administration Fee” due and payable by the Combined Group Members to the Funds pursuant to Section 6.14 of their respective Fund Agreements on such date, as applicable.
          “Administration Fee Agreement”: the Administration Fee Agreement, by and among the Funds, to the extent applicable, in favor of the ASOT Administrative Agent, to be entered into pursuant to Section 6.12(b), as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          “Affiliate Borrower I-A”: Tishman Speyer Archstone-Smith Multifamily Holdings I (Borrower-A), L.P., a Delaware limited partnership.
          “Affiliate Borrower I-A Credit Agreement”: the Credit Agreement (Affiliate Borrower I-A), dated as of the date hereof, among the Affiliate Borrower I-A, as borrower, and the Lender, as lender, as amended, supplemented or otherwise modified from time to time.
          “Affiliate Borrower I-A Loan Documents”: the “Loan Documents” as defined in the Affiliate Borrower I-B Credit Agreement.
          “Affiliate Borrower I-B Credit Agreement”: the Credit Agreement (Affiliate Borrower I-B), dated as of the date hereof, among the Affiliate Borrower I-B, as borrower, and the First Lien Lender, as lender, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
          “Affiliate Borrower I-B Parent”: Tishman Speyer Archstone-Smith Multifamily Holding I (Parent Borrower-B), L.P., a Delaware limited partnership.
          “Affiliate Borrower I-B Parent Credit Agreement”: the Credit Agreement (Parent Borrower I-B), dated as of the date hereof, among the Affiliate Borrower I-B Parent, as borrower, and the Lender, as lender, as amended, supplemented or otherwise modified from time to time.
          “Affiliate Borrower I-B Parent Loan Documents”: the “Loan Documents” as defined in the Affiliate Borrower I-B Parent Credit Agreement.
          “Affiliate Borrower II GP”: as defined in the preamble hereto.
          “Affiliate Borrower II LP”: as defined in the preamble hereto.
          “Affiliate Borrower Credit Agreements”: the collective reference to the Affiliate Borrower I-B Parent Credit Agreement, the Affiliate Borrower I-A Credit Agreement and the ASOT Credit Agreement.
          “Affiliate Borrower Group Members”: the collective reference to the ASOT Parent/Affiliate Guarantors and their respective Subsidiaries (other than the Group Members).
          “Affiliate Borrower Loan Documents”: collectively, the Affiliate Borrower I-B Parent Loan Documents, the Affiliate Borrower I-A Loan Documents and the ASOT Loan Documents.
          “Affiliate Borrowers”: collectively, the Affiliate Borrower I-B Parent, the Affiliate Borrower I-A and the ASOT Borrower.
          “Affiliate Revolving Notes”: as defined in the ASOT Credit Agreement.
          “Agreement”: this Credit Agreement (Affiliate Borrower II-Revolving Credit Loan), as amended, supplemented or otherwise modified from time to time.

          “Applicable JV Investment Percentage”: as defined in the ASOT Credit Agreement.
          “Applicable Margin”: as defined in the ASOT Credit Agreement.
          “Applicable Party”: each of the Parent Guarantors and the Borrower.
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
          “ASOT Additional Parent Guarantors”: the “Additional Parent Guarantors” as defined in the ASOT Credit Agreement.
          “ASOT Administrative Agent”: the “Administrative Agent” as defined in the ASOT Credit Agreement.
          “ASOT Available Revolving Credit Commitment”: the “Available Revolving Credit Commitment” as defined in the ASOT Credit Agreement.
          “ASOT Borrower”: Archstone-Smith Operating Trust, a Maryland real estate investment trust.
          “ASOT Credit Agreement”: the Credit Agreement dated as of the date hereof, among the ASOT Borrower, as borrower, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, Lehman Brothers Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, Barclays Capital Real Estate Inc., as documentation agent, the ASOT Administrative Agent, as administrative agent, and others, as amended, supplemented or otherwise modified from time to time.
          “ASOT Guarantee and Collateral Agreement”: the “Guarantee and Collateral Agreement” as defined in the ASOT Credit Agreement.
          “ASOT L/C Commitment”: the “L/C Commitment” as defined in the ASOT Credit Agreement.
          “ASOT L/C Obligations”: the “L/C Obligations” as defined in the ASOT Credit Agreement.
          “ASOT Lender”: any lender party to the ASOT Credit Agreement.
          “ASOT Loan Default”: a “Default” as defined in the ASOT Credit Agreement.
          “ASOT Loan Event of Default”: an “Event of Default” as defined in the ASOT Credit Agreement.
          “ASOT Loan Documents”: the “Loan Documents” as defined in the ASOT Credit Agreement.

          “ASOT Majority Facility Lenders”: the “Majority Facility Lenders” as defined in the ASOT Credit Agreement.
          “ASOT Parent/Affiliate Guarantors”: the “Parent/Affiliate Guarantors” as defined in the ASOT Credit Agreement.
          “ASOT Required Lenders”: the “Required Lenders” as defined in the ASOT Credit Agreement.
          “ASOT Revolving Credit Commitment”: the “Revolving Credit Commitment” as defined in the ASOT Credit Agreement.
          “ASOT Revolving Credit Commitment Period”: the “Revolving Credit Commitment Period” as defined in the ASOT Credit Agreement.
          “ASOT Revolving Credit Lenders”: the “Revolving Credit Lenders” as defined in the ASOT Credit Agreement.
          “ASOT Secured Parties”: the “Secured Parties” as defined in the ASOT Guarantee and Collateral Agreement.
          “ASOT Term Loans”: the “Term Loans” as defined in the ASOT Credit Agreement.
          “ASOT Tranche A Term Loans”: the “Tranche A Term Loans” as defined in the ASOT Credit Agreement.
          “ASTM”: as defined in Section 5.1(m).
          “Available Revolving Credit Commitment”: an amount equal to the excess, if any, of (a) the Revolving Credit Commitment then in effect over (b) the Revolving Extensions of Credit then outstanding.
          “Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 Page (or such other comparable publicly available page as may, in the reasonable opinion of the Lender in consultation with the ASOT Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1 Page), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lender to make the Loans hereunder.
          “Borrowing Notice”: with respect to any request for borrowing of the Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Lender.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “CapEx Controlled”: with respect to any Joint Venture directly and indirectly owned by the Combined Group Members, the ability of the Combined Group Members, directly or indirectly, to control all decisions relating to Renovation Capital Expenditures without the consent of any other Person.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (other than Real Property) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds or proceeds from a casualty event or condemnation proceeding shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds or such casualty event or condemnation proceeds, as the case may be (but shall at no time be greater than the amount required by GAAP to be included or reflected by such capital assets on the balance sheet of the applicable Person).
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any ASOT Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any ASOT Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any ASOT Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
          “Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Guarantor 1 GP, Guarantor 2 GP and the ASOT Additional Parent Guarantors (in each case, determined on a fully diluted basis); (b) TSREV and its respective Affiliates shall cease to own of record and beneficially partnership interests of each of Guarantor 1, Guarantor 2 and the ASOT Additional Parent Guarantors equal to at least 4.9% of the partnership interests of Guarantor 1, Guarantor 2 and the ASOT Additional Parent Guarantors, taken as a whole; (c) the board of directors of Guarantor 1 GP, Guarantor 2 GP or any ASOT Additional Parent Guarantor shall cease to consist of a majority of Continuing Directors; (d) Guarantor 1 GP shall (i) fail to control, directly or indirectly, the general partner of Guarantor 1 or (ii) fail to control the management and policies of Guarantor 1; (e) Guarantor 2 GP shall (i) fail to control, directly or indirectly, the managing member of Guarantor 2 or (ii) fail to control the management and policies of Guarantor 2; (f) Guarantor 2 and the ASOT Additional Parent Guarantors shall (i) fail to own of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of Holdings I Corp or (ii) fail to control the management and policies of Holdings I Corp; or (g) Holdings I Corp, Guarantor 1 and the ASOT Additional Parent Guarantors shall (i) fail to control the management and policies of the Borrower or (ii) cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower.

          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Combined Group Members”: as defined in the ASOT Credit Agreement.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Company”: Archstone-Smith Trust, a Maryland real estate investment trust.
          “Completed Property”: any Operating Property (or phase of an Operating Property) that is Construction-in-Process until the completion of such Operating Property (or phase thereof) as evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Operating Property or any phase thereof.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, on behalf of the Borrower substantially in the form of Exhibit B.
          “Construction-in-Process”: on any date of determination, all Real Properties that are under construction or with respect to which construction is reasonably anticipated to commence during the period of six full fiscal quarters immediately following such date that are not Completed Properties.
          “Construction Related Indebtedness”: Indebtedness incurred to finance construction of specific Real Estate Under Construction and which is secured by such Real Estate Under Construction.
          “Continuing Directors”: the directors of Guarantor 1 GP or Guarantor 2 GP, as applicable, on the Closing Date, after giving effect to the Holdings Merger and the other transactions contemplated hereby, and each other director of Guarantor 1 GP or Guarantor 2 GP, as applicable, if, in each case, such other director’s nomination for election to the board of directors of Guarantor 1 GP or Guarantor 2 GP, as applicable, is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Guarantor 1 GP or Guarantor 2 GP, as applicable.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Cure Period”: as defined in the ASOT Credit Agreement.

          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 7.6.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Distributable Affiliate Proceeds”: as defined in the ASOT Credit Agreement.
          “Dollars” and “$”: dollars in lawful currency of the United States of America.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America, any state thereof or the District of Columbia.
          “Eligible Land”: land (and any Improvements thereon) which is zoned or, intended by the Group Members to be zoned, for use as a residential rental apartment community or a mixed use community (which includes land zoned for use as a residential rental apartment community).
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ESA”: as defined in Section 5.1(m).
          “Eurocurrency Reserve Requirements”: as defined in the ASOT Credit Agreement.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Lender in consultation with the ASOT Administrative Agent.

          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 — Eurocurrency Reserve
Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the ASOT Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Financial Reporting Parties”: as defined in the ASOT Credit Agreement.
          “First Lien Borrower”: Tishman Speyer Archstone-Smith Multifamily Holdings II (Borrower), L.P., a Delaware limited partnership, in its capacity as the borrower under the First Lien Credit Agreement.
          “First Lien Credit Agreement”: the Credit Agreement (Affiliate Borrower II-Term Loan), dated as of the date hereof, among the First Lien Borrower and the First Lien Lender.
          “First Lien Loans”: the “Loans” as defined in the First Lien Credit Agreement.
          “First Lien Lender”: Tishman Speyer Archstone-Smith Multifamily Series IV, L.L.C., a Delaware limited liability company.

          “First Lien Loan Documents”: the “Loan Documents” as defined in the First Lien Credit Agreement.
          “First Lien Obligations”: the “Obligations” as defined in the First Lien Credit Agreement or in any refinancing thereof.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Fund Agreements”: the agreement of limited partnership of each Fund, as in effect on the date hereof or, in the case of Funds formed after the Closing Date, on the date of such formation.
          “Funds”: collectively, (i) Tishman Speyer Archstone-Smith Multifamily JV, L.P., a Delaware limited partnership, (ii) Tishman Speyer Archstone-Smith Multifamily Parallel JV, L.P., a Delaware limited partnership, (iii) Tishman Speyer Archstone-Smith Multifamily Parallel Fund I JV, L.P., a Delaware limited partnership, (iv) Tishman Speyer Archstone-Smith Multifamily Parallel Fund II JV, L.P., a Delaware limited partnership, and (v) each Additional Fund.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Gross Asset Value”: as defined in the ASOT Credit Agreement.
          “Group Members”: the Parent Guarantors, the Borrower and each of their respective Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement (Affiliate Borrower II-Revolving Credit Loan) to be executed and delivered by Parent Guarantors, the Borrower and each Subsidiary Guarantor, if any, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds

(1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantor 1”: Tishman Speyer Archstone-Smith Multifamily Guarantor, L.P., a Delaware limited partnership.
          “Guarantor 1 GP”: Tishman Speyer Archstone-Smith Multifamily (GP), L.P., a Delaware limited partnership.
          “Guarantor 2”: Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor, L.L.C., a Delaware limited liability company.
          “Guarantor 2 GP”: Tishman Speyer Archstone-Smith Multifamily Parallel (GP), L.P., a Delaware limited partnership.
          “Guarantors”: the collective reference to each of the Parent Guarantors and the Subsidiary Guarantors.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Holdings I Corp”: Tishman Speyer Archstone-Smith Multifamily Holdings I Corp., a Delaware corporation.
          “Holdings II LP Asset Acquisition”: the purchase of certain joint venture equity interests by the Borrower from the Company pursuant to the Holdings II LP Purchase Agreement for cash on the Closing Date.

          “Holdings II LP Purchase Agreement”: that certain Purchase and Sale Agreement made as of October 5, 2007, by and between the Company, as seller, and the Borrower, as buyer.
          “Holdings Merger”: as defined in the ASOT Credit Agreement.
          “Improvements”: all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used to the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Combined Group Members or their Subsidiaries and (c) any items of personal property.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or third-party services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of others of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of the fair market value of such property and the aggregate amount of the obligations so secured, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements. The “Indebtedness” of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. For the avoidance of doubt, “Indebtedness” as defined hereunder shall not include (i) prepaid rents or security deposits made under tenant leases or (ii) obligations arising from agreements of the Borrower or any Subsidiary providing for (1) customary indemnification, guarantees or adjustments of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement (except as specified in clause (b) above) or (2) with respect to any syndication of federal low-income housing tax credits and benefits generated under section 42 of the Code by apartment projects owned by the

Borrower or any Subsidiary, indemnification or guarantees of obligations to maintain such tax credits and benefits.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreement”: the Intercreditor Agreement (Affiliate Borrower II) to be executed by the First Lien Lender and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as determined by the Lender in its sole discretion prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and
     (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: any financial institution designated by the Lender as the “Issuing Lender” hereunder.
          “Joint Venture”: any Person in which the Borrower owns, directly or indirectly, Capital Stock (other than publicly traded Capital Stock) and which is not a Wholly Owned Subsidiary of the Borrower.
          “Joint Venture Property”: each parcel of real property owned or leased by any Joint Venture.
          “L/C Commitment”: as defined in the ASOT Credit Agreement.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: as defined in the ASOT Credit Agreement.
          “Lender”: as defined in the preamble hereto.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Limited Guaranty”: the Limited Guaranty (Affiliate Borrower II-Revolving Credit Loan), dated as of the date hereof, made by Guarantor 1, Guarantor 2 and the ASOT Additional Parent Guarantors in favor of the Lender.

          “Loan Documents”: this Agreement, the Security Documents, the Applications, the Administration Fee Agreement, the Limited Guaranty, the Subordination of Limited Guaranty and the Intercreditor Agreement.
          “Loan Parties”: each of the Parent Guarantors, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.
          “Loans”: as defined in Section 2.4.
          “Maintenance Capital Expenditures”: for any period, with respect to any Person, the Capital Expenditures of such Person for such period that constitute expenditures for recurring value-retention Capital Expenditures representing costs that are typically incurred on a regular basis during the life of a community, such as expenditures for carpet, vinyl flooring, appliances, mechanical equipment, fixtures, roof replacement, parking lot resurfacing, exterior painting and siding replacement. It is understood and agreed that “Maintenance Capital Expenditures” shall not include (a) Renovation Capital Expenditures, (b) Capital Expenditures incurred in connection with requirements under the Fair Housing Act or the Americans with Disabilities Act, (c) Capital Expenditures representing tenant improvements awarded to any tenant in connection with any commercial or office lease and (d) repair or restoration of major damage to a community that resulted from an event such as a fire, flood, hurricane, earthquake or terrorist event.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, results of operations or financial condition of the Combined Group Members, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder; provided that, solely on the Closing Date and with respect to the representations and warranties to be made by the Loan Parties on the Closing Date and the closing certificates to be delivered pursuant to Section 5.1(n) on the Closing Date, “Material Adverse Effect” shall mean a “Material Adverse Effect” as defined in the Holdings II Purchase Agreement.
          “Material Environmental Amount”: an amount or amounts payable by the Group Members, in the aggregate in excess of $50,000,000 for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or unused), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.
          “Merger Agreement”: as defined in the ASOT Credit Agreement.
          “Moody’s”: Moody’s Investors Service, Inc.

          “Mortgaged Properties”: the real properties as to which the Lender shall be granted a Lien pursuant to one or more Mortgages at any time and from time to time after the Closing Date pursuant to Section 6.10(b).
          “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Lender, in form and substance reasonably satisfactory to the ASOT Administrative Agent as the same may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Excluded Taxes”: as defined in Section 2.20(a).
          “Non-Recourse Subsidiary Borrower”: a Subsidiary of the Borrower that is a special purpose entity whose only assets are the assets securing Indebtedness incurred in accordance with Section 7.2(l).
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “OC/SD JV Holdings LLC”: Tishman Speyer Archstone-Smith OC/SD JV Holdings, L.L.C., a Delaware limited liability company.
          “Operating Properties”: collectively, the Owned Properties and the Joint Venture Properties.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Owned Properties”: each parcel of real property owned or leased by the Group Members.
          “Ownership Percentage”: with respect to any Operating Property (or any Joint Venture that owns, directly or indirectly, any Capital Stock of the Property Owner that owns or leases such Operating Property) at any time, the percentage of the total outstanding Capital Stock of the Property Owner with respect to such Operating Property held directly and indirectly by the applicable Person.
          “Parent Guarantors”: collectively, the Affiliate Borrower II GP and the Affiliate Borrower II LP.
          “Payment Amount”: as defined in Section 3.5.
          “Payment Office”: the office specified from time to time by the ASOT Administrative Agent as its payment office by notice to the Lender, and upon receipt of such notice by the Lender, the Lender shall promptly notify the Borrower.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Investors”: as defined in the ASOT Credit Agreement.
          “Permitted Leases”: leases or subleases (including ground leases and licenses and other occupancy agreements) entered into the ordinary course of business by any Group Member, in each case, at an arm’s-length basis (i.e., on market terms) which do not materially impair the interests of such Group Member in the Property subject thereto or the value of such Property.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “personal property”: “personal property”, as defined in the Uniform Commercial Code as from time to time in effect in the State of New York, which is owned by any Group Member.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Property Owners”: collectively, Persons identified in Schedule 1.1D attached hereto, each of which owns the Operating Property identified on such Schedule as being owned by such Person.

          “Real Estate Under Construction”: Real Property (other than a Completed Property) on which construction of material improvements has commenced or shall concurrently commence with the incurrence of Indebtedness financing such construction and is or shall be continuing to be performed.
          “Real Property”: any present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of Eligible Land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.
          “Recourse Indebtedness”: any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets that secure such Indebtedness (except to the extent the Property on which such lender has a Lien and to which its recourse for non-payment is limited constitutes cash or Cash Equivalents, to which extent such Indebtedness shall be deemed to be Recourse Indebtedness); provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real estate shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.
          “Register”: as defined in Section 2.8(c).
          “Regulation H”: Regulation H of the Board as in effect from time to time.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Regulation X”: Regulation X of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
          “Renovation Capital Expenditures”: for any period, with respect to any Person, the Capital Expenditures of such Person for such period comprised of: (a) Capital Expenditures incurred in connection with a major renovation or reparation of a community and (b) value-enhancing Capital Expenditures representing costs for which an incremental value is expected to be achieved from increasing the net operating income potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales capitalization rate for items such as replacement of wood siding with a masonry-based Hardi-Board product, amenity upgrades and additions (including designer kitchens, new clubhouses or fitness centers), installation of security gates and additions of covered parking. For the avoidance of doubt, “Renovation Capital Expenditures” shall not include development expenses for any Operating Property.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Ratios”: as defined in the ASOT Credit Agreement.
          “Requirements of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: with respect to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, treasurer or controller of such Person, but in any event, with respect to financial matters, the chief financial officer, the chief accounting officer, treasurer or controller of such Person.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Credit Commitment”: the obligation of the Lender to make Loans and to cause the Issuing Lender to issue Letters of Credit, in an aggregate principal and/or face amount not to exceed $750,000,000, as the same may be changed from time to time in accordance with the ASOT Revolving Credit Commitment.
          “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
          “Revolving Credit Termination Date”: the fourth anniversary of the Closing Date.
          “Revolving Extensions of Credit”: an amount equal to the sum of (a) the aggregate principal amount of all Loans then outstanding, and (b) the L/C Obligations then outstanding.
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          “Secured Guarantor Notes”: a collective reference to each unsecured promissory note, to be made by Guarantor 1, Guarantor 2 or any ASOT Additional Parent Guarantor, as borrower, in favor of the Borrower, as lender, in form and substance reasonably satisfactory to the ASOT Administrative Agent, for the purpose of making a loan to Guarantor 1, Guarantor 2 or such ASOT Additional Parent Guarantor, as applicable, to finance certain expenses of Guarantor 1, Guarantor 2 and such ASOT Additional Parent Guarantor in accordance with Section 7.6(g), as amended, supplemented or otherwise modified from time to time.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Lender granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Second Priority”: with respect to any Lien purported to be created in any Collateral pursuant to any of the Security Documents, that such Lien is the most senior Lien (other than (i) Liens created to secure the obligations under the First Lien Loan Documents and (ii) Liens created pursuant to Sections 7.3(a), (b), (e) and (g)).
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Subordination of Limited Guaranty”: the Subordination of Limited Guaranty (Affiliate Borrower II-Revolving Credit Loan), dated as of the date hereof, among the Lender and the ASOT Administrative Agent and accepted and agreed to by Guarantor 1, Guarantor 2, and the ASOT Additional Parent Guarantors.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity either (x) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned or (y) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, provided that, a Joint Venture shall not constitute a Subsidiary of such Person unless this clause (y) is applicable. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower that is or becomes a party to the Guarantee and Collateral Agreement. “Subsidiary Guarantors” shall not include (i) any Excluded Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary or (ii) any Subsidiary of the Borrower prohibited from providing a guarantee of the Obligations pursuant to Indebtedness permitted by Section 7.2.
          “Successor Borrower”: as defined in Section 7.4(a).
          “Targets”: collectively, the Company and the ASOT Borrower.
          “Test Date”: as defined in the ASOT Credit Agreement.
          “TSREV”: Tishman Speyer Real Estate Venture VII, L.P.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Unsecured Affiliate Borrower”: as defined in Section 7.2(u).
          “Unsecured Affiliate Lender”: as defined in Section 7.2(u).
          “Unsecured Employee Cost Loans”: as defined in Section 7.2(u).
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. For the avoidance of doubt, the definition of “Wholly Owned Subsidiary” shall include any Person all of the outstanding Capital Stock (other than directors’ qualifying shares) of which is owned, directly or indirectly, by the Borrower.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Group Members not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT
          2.1 [Intentionally Omitted].
          2.2 [Intentionally Omitted].
          2.3 [Intentionally Omitted].
          2.4 Revolving Credit Commitment. (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans (the “Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the L/C Obligations then outstanding, does not exceed the amount of the Revolving Credit Commitment; provided that, the Lender shall not make any Loan to the Borrower if, after giving effect to the making of such Loan, (i) the aggregate amount of the Available Revolving Credit Commitment would be less than zero or (ii) the aggregate amount of the ASOT Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Lender in accordance with Sections 2.5 and 2.13, provided that, no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
          (b) The Borrower shall repay all outstanding Loans on the Revolving Credit Termination Date.
          2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitment on any Business Day during the Revolving Credit Commitment Period, provided that, the Borrower shall deliver to the Lender a Borrowing Notice or such other form of notice reasonably satisfactory and acceptable to the Lender prior to the requested Borrowing Date. Any Loans made on the Closing Date shall initially be Base Rate Loans, and no Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is the earlier of (x) the date which is 60 days after the Closing Date and (y) the date on which the Lender has been notified in writing by the ASOT Administrative Agent that the primary syndication of the ASOT Credit Agreement has been completed. Such borrowing will then be made available to the Borrower by the Lender in like funds as received by the Lender from the date on which the Lender has been notified in writing by the ASOT Administrative Agent that the primary syndication of the ASOT Credit Agreement has been completed. The Lender shall make available to the Borrower the proceeds of the Loans made available to the Lender by the ASOT Administrative Agent pursuant to the ASOT Credit Agreement, in like funds as received by the Lender.
          2.6 [Intentionally Omitted].
          2.7 [Intentionally Omitted].
          2.8 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.
          (b) [Intentionally Omitted].
          (c) The Lender shall maintain on behalf of the Borrower, a register (the “Register”) in which shall be recorded (i) the amount of each Loan made hereunder, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrower.
          (d) The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lender in accordance with the terms of this Agreement.
          2.9 Commitment Fees, etc. The Borrower agrees to pay to the Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, in an amount and at such times as agreed between the Borrower and the Lender.
          2.10 Termination or Reduction of Revolving Credit Commitment. The Borrower may not terminate the Revolving Credit Commitment or, from time to time, reduce the Revolving Credit Commitment without the prior written consent of the ASOT Required Lenders and the Lender (other than in connection with the refinancing, repayment or termination in full of the ASOT Credit Agreement and the commitments and loans thereunder); provided that no such termination or reduction of Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Revolving Extensions of Credit would exceed the Revolving Credit Commitment. Any such reduction shall reduce permanently the Revolving Credit Commitment then in effect.
          2.11 Optional Prepayments. The Borrower may at any time and from time to time after all First Lien Obligations have been paid in full, prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar

Loans or Base Rate Loans; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid.
          2.12 [Intentionally Omitted].
          2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Lender at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Lender at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Lender has determined in its sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Revolving Credit Termination Date.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Lender, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that, no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Lender has determined in its sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall continue as Eurodollar Loans, with a one month Interest Period.
          2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.15 Interest Rates and Interest Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that, interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          (e) Notwithstanding anything in the foregoing to the contrary, in no event shall the interest rate payable by the Borrower hereunder for any Type of Loan on any date of determination exceed the effective rate of interest paid by the Lender pursuant to the ASOT Credit Agreement for such Type of Loan.
          2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Lender shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate made pursuant to the ASOT Credit Agreement. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate made pursuant to the ASOT Credit Agreement.
          (b) Each determination of an interest rate by the ASOT Administrative Agent pursuant to any provision of the ASOT Credit Agreement shall be conclusive and binding on the Borrower and the Lender in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the ASOT Administrative Agent in determining any interest rate pursuant to Section 2.15(a).
          2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the ASOT Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower and the Lender) that,

by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the ASOT Administrative Agent shall have received notice from the ASOT Majority Facility Lenders in respect of the Revolving Credit Facility (as defined in the ASOT Credit Agreement) that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such ASOT Majority Facility Lenders (as conclusively certified by such ASOT Majority Facility Lenders) of making or maintaining their affected loans under the ASOT Credit Agreement during such Interest Period, the ASOT Administrative Agent shall give telecopy, email or telephonic notice thereof to the Borrower and the Lender as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the ASOT Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.18 Payments.
          (a) [Intentionally Omitted].
          (b) [Intentionally Omitted].
          (c) [Intentionally Omitted].
          (d) The application of any payment of Loans (including prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans (except in the case of Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.
          (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m. (New York City time) on the due date thereof to the Lender, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 2:00 p.m. (New York City time) on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the net income of the Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on the Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.
          (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, after submission by the Lender to the Borrower of a written request therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such corporation for such reduction.
          (c) A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section 2.19 submitted by the Lender to the Borrower shall be prima facie evidence in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.20 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender (i) as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) by the jurisdiction (or any political subdivision thereof) under which the Lender is organized or in which its principal office is located or in which its lending office is located, and (iii) as a branch profits tax imposed by the jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 2.20, (ii) that are United States withholding taxes imposed on amounts payable to the Lender on the Closing Date or (iii) that are United States withholding taxes imposed on amounts payable to the Lender at the time the Lender changes its lending office other than at the request of the Borrower, except to the extent that the Lender was entitled, at the time of the change in its lending office, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower (or, if an official receipt is not available, such other evidence of payment as shall be satisfactory to the Lender) showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes required to be paid by the Borrower pursuant to this Agreement when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) The Lender shall, with respect to any payments that the Lender directs to be paid to a non-U.S. address or non-U.S. bank account, deliver to the Borrower a duly completed original signed copy of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto that the Lender is entitled to provide at such time in order to comply with United States backup withholding requirements. Such forms shall be delivered by the Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, the Lender designates a new lending office. In addition, the Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by the Lender. The Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, the Lender shall not be required to deliver any form pursuant to this paragraph that the Lender is not legally able to deliver.
          (e) If the Lender is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, the Lender shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that the Lender is legally entitled to complete, execute and deliver such documentation and in the Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of the Lender.
          2.21 Indemnity. The Borrower agrees to indemnify the Lender for, and to hold the Lender harmless from, any loss or expense that the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender in consultation with the ASOT Administrative Agent) that would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans, and all other amounts payable hereunder.
          2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) the Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.21.
          2.23 [Intentionally Omitted].
          2.24 [Intentionally Omitted].
          2.25 [Intentionally Omitted].
          2.26 [Intentionally Omitted].
          2.27 Exculpation. Subject to the qualifications below, the Lender shall not enforce the liability and obligation of the Borrower to perform and observe the obligations contained in this Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against the Borrower, except that the Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable the Lender to enforce and realize upon its interest under this Agreement and the other Loan Documents, or in the Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against the Borrower only to the extent of the Borrower’s interest in the Collateral given to the Lender, and the Lender, by accepting this Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against the Borrower in any such action or proceeding under or by reason of or under or in connection with this Agreement or the other Loan Documents. The provisions of this Section 2.27 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of the Lender to name the Borrower as a party defendant in any action or suit for foreclosure and sale under the Guarantee and Collateral Agreement; (c) affect the validity or enforceability of any guaranty made in connection with the Loans or any of the rights and remedies of the Lender thereunder; (d) impair the right of the Lender to obtain the appointment of a receiver; (e) constitute a prohibition against the Lender to seek a deficiency judgment against the Borrower in order to fully realize on any security given by the Borrower in connection with the Loans or to commence any other appropriate action or proceeding in order for the Lender to exercise its remedies against such security; or (f) constitute a waiver of the right of the Lender to enforce the liability and obligation of the Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by the Borrower in connection with the Loans;
     (ii) the gross negligence or willful misconduct by the Borrower;

     (iii) the breach of any representation, warranty, covenant or indemnification provision in the Loan Documents concerning Environmental Laws, hazardous substances and asbestos and any indemnification of the Lender with respect thereto in either document;
     (iv) the removal or disposal of any portion of the Collateral after an Event of Default;
     (v) the misapplication or conversion by the Borrower of (a) any insurance proceeds paid by reason of any loss, damage or destruction to any portion of the Collateral, (b) any awards or other amounts received in connection with the condemnation of all or a portion of the Collateral and (c) any rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of the Borrower or its agents or employees from any and all sources arising from or attributable to the Collateral, and proceeds, if any, from business interruption or other loss of income insurance;
     (vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Collateral;
     (vii) any security deposits, advance deposits or other deposits collected with respect to the Collateral which are not delivered to the Lender upon a foreclosure of any portion of the Collateral or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; or
     (viii) the breach by the Borrower of the Borrower’s indemnification obligations set forth in Section 10.5.
Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) the Lender shall not be deemed to have waived any right which the Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code (the “Bankruptcy Code”) to file a claim for the full amount of the Obligations or to require that the

Collateral shall continue to secure all of the Obligations owing to the Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to the Borrower in the event that: (i) the Borrower fails to obtain the Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Collateral; (ii) the Borrower fails to obtain the Lender’s prior consent to any assignment, transfer, or conveyance, direct or indirect, of the Collateral or any interest therein or the Borrower or any interest in the Borrower, as required by the Guarantee and Collateral Agreement or this Agreement; (iii) the Borrower files a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, the Borrower files, or joins in the filing of, an involuntary petition against the Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against the Borrower from any Person; (v) the Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls the Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for the Borrower or any portion of the Collateral; or (vii) the Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its Obligations as they become due.
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment. (a) Subject to the terms and conditions of the ASOT Credit Agreement, the Lender, in reliance on the agreements of the other ASOT Revolving Credit Lenders set forth in Section 3.4(a) of the ASOT Credit Agreement, agrees to cause the Issuing Lender to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the ASOT Revolving Credit Commitment Period in such form as may be approved from time to time by the Lender and the Issuing Lender; provided that, the Lender shall not have any obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment (ii) the aggregate amount of the Available Revolving Credit Commitment would be less than zero, (iii) the ASOT L/C Obligations would exceed the ASOT L/C Commitment or (iv) the aggregate amount of the ASOT Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Lender shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the Lender, the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Lender cause an Issuing Lender to issue a Letter of Credit by delivering to the Lender and such Issuing Lender at its address for notices specified in the ASOT Credit Agreement an Application therefor, completed to the satisfaction of the Lender and the Issuing Lender, and such other certificates, documents and other papers and information as the Lender and such Issuing Lender may request. Upon receipt of any Application, the Lender will notify the ASOT Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the ASOT Administrative Agent that after giving effect to the requested issuance, the ASOT Available Revolving Commitments would not be less than zero, the Lender will cause such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed by the Issuing Bank in accordance with its customary procedures and shall promptly cause the Letter of Credit requested thereby to be issued by causing the original of such Letter of Credit to be issued to the beneficiary thereof or as otherwise may be agreed to by the Lender, Issuing Bank and the Borrower. The Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Lender shall promptly give notice to the ASOT Administrative Agent as set forth in the ASOT Credit Agreement of the issuance of each Letter of Credit (including the face amount thereof), and shall provide a copy of such Letter of Credit to the ASOT Administrative Agent as soon as possible after the date of issuance.
          3.3 Fees and Other Charges. (a) The Borrower will pay to the Lender a fee on the aggregate drawable amount of all outstanding Letters of Credit issued for its account (other than any such Letters of Credit that have been fully cash collateralized pursuant to terms satisfactory to the Issuing Lender) at a per annum rate equal to the Applicable Margin then in effect with respect to the Eurodollar Loans and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Lender, for the benefit of the Issuing Lender, a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by, the Issuing Lender for the Borrower’s account at a rate per annum agreed upon between the Lender and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Lender and the Issuing Lender, as the case may be, for normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the Borrower’s account.
          3.4 [Intentionally Omitted].
          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Lender, on each date on which the Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other reasonable costs or expenses incurred by the Lender or the Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Lender for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Loans could be made, pursuant to Section 2.5, if the Lender had received a notice of such borrowing at the time of such drawing under such Letter of Credit.
          3.6 [Intentionally Omitted].
          3.7 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Lender, any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided that, such document or endorsement appears on its face to comply with the terms of such Letter of Credit, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Lender. The Borrower agrees that any action taken or omitted by the Lender or an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Lender or such Issuing Lender to the Borrower.
          3.8 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Lender shall promptly notify the Borrower and the ASOT Administrative Agent of the date and amount thereof. The responsibility of the Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by the Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
          3.9 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Lender to enter into this Agreement and to make the Loans and to cause the Issuing Lender to issue the Letters of Credit, each of the Parent Guarantors and the Borrower hereby jointly and severally represents and warrants to the Lender that:
          4.1 [Intentionally Omitted].
          4.2 No Change. Since December 31, 2006, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each of the Group Members (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clauses (c) and (d), to the extent that the failure to be so qualified or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Group Member has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Group Member has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) such as have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19, and (iii) consents or authorizations, to the extent that the failure to obtain such consents, authorizations, filings and notices (or the failure to keep the same in full force and effect) could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any

Contractual Obligation of any Group Member except, solely with respect to a violation of a Contractual Obligation of any Group Member, to the extent such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and such Liens permitted pursuant to Section 7.3 hereof). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. Except as otherwise disclosed to the Lender, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of any Responsible Officer of any Parent Guarantor or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. None of the Group Members is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each of the Group Members has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.
          4.9 Intellectual Property. Each of the Group Members owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. To the knowledge of any Group Member, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Group Member know of any valid basis for any such claim. To the knowledge of any Group Member, the use of Intellectual Property by the Group Members does not infringe on the rights of any Person in any material respect.
          4.10 Taxes. Each of the Group Members has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority that are due and payable, and, except as otherwise disclosed to the Lender in writing, no tax Lien has been filed, and, to the knowledge of the Parent Guarantors or the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any, in each case, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member, as the case may be).
          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock”

within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          4.12 Labor Matters. There are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Parent Guarantor or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Group Members have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Group Member on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the applicable Group Member.
          4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.

          4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the each of the Parent Guarantors at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Group Member and whether such Subsidiary is a Subsidiary Guarantor.
          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member.
          4.16 Use of Proceeds. The proceeds of the Loans and the Letters of Credit, shall be used (i) to finance the working capital needs of the Borrower and its Subsidiaries in the ordinary course of business and (ii) for general corporate purposes. The Revolving Credit Loans may not be used to pay any Administration Fees during any Cure Period.
          4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (a) Each of the Group Members: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) to the extent within the control of such Group Member: each of its Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of it will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense.
     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Group Members under any applicable Environmental Law or otherwise result in costs to the Group Members, (ii) interfere with the continued operations of the Group Members or (iii) impair the fair saleable value of any Real Property owned or leased by any Group Member.
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened.

      (d) None of the Group Members has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
     (e) None of the Group Members has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
     (f) None of the Group Members has assumed or retained, by contract, conduct or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.
          4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Lender, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when Uniform Commercial Code financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which Uniform Commercial Code financing statements have been duly completed and delivered to the Lender) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

          (b) Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Parent Guarantors or any of their Subsidiaries.
          4.20 Solvency. The Borrower is, and the Group Members, taken as a whole, are, and after giving effect to the Holdings II LP Asset Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          4.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. Subject to Section 6.12, the agreement of the Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or substantially contemporaneously with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Parent Guarantor and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower, each Parent Guarantor and any Subsidiary Guarantor and the Borrower and (iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.
     (b) ASOT Credit Agreement. Each condition precedent to the effectiveness of the ASOT Credit Agreement shall have either been substantially contemporaneously satisfied or waived in accordance therewith and the Lender shall have received proceeds of at least $4,719,000,000 from the proceeds of the ASOT Term Loans in accordance with the terms of the ASOT Credit Agreement.
     (c) Holdings II LP Asset Acquisition. The following transactions shall have been consummated substantially contemporaneously:
     (i) the First Lien Borrower shall have received proceeds in an amount equal to at least $40,000,000 in cash from the First Lien Credit Agreement;
     (ii) the Holdings II LP Asset Acquisition shall have been consummated pursuant to the Holdings II Purchase Agreement, which agreement shall be in form and substance reasonably satisfactory to the ASOT Lenders, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner that would reasonably be expected to have a material adverse effect to the ASOT Lenders without the prior written consent of the ASOT Administrative Agent; and
     (iii) each of the First Lien Loan Documents shall be in form and substance reasonably satisfactory to the ASOT Lenders and all other conditions set forth in the First Lien Loan Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the written consent of the ASOT Administrative Agent.
     (d) Approvals. (i) All governmental and third party approvals (including material landlords’ and other consents) necessary in connection with the Holdings II LP Asset Acquisition and the continuing operations of the Group Members shall have been obtained and be in full force and effect.
     (ii) All governmental and third party approvals (including material landlords’ and other consents) necessary in connection with the Revolving Credit Commitment shall have been obtained and be in full force and effect.
     (e) [Intentionally Omitted].
     (f) [Intentionally Omitted].
     (g) [Intentionally Omitted].
     (h) [Intentionally Omitted].
     (i) [Intentionally Omitted].
     (j) [Intentionally Omitted].
     (k) Solvency Analysis. The Lender shall have received a customary solvency analysis certified by the chief financial officer or treasurer of the Borrower which shall document the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.
     (l) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date.
     (m) Environmental Matters. The Lender shall have received an American Society for Testing & Materials (“ASTM”) compliant Environmental Site Assessment (“ESA”) dated no earlier than the date that is six months prior to the Closing Date for each of the Operating Properties, together with a letter from the environmental consultant permitting the ASOT Administrative Agent and the ASOT Lenders to rely on the environmental assessment as if addressed to and prepared for each of them, and the ASOT Lenders shall be satisfied with the environmental affairs of the Group Members.
     (n) Closing Certificate. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (o) [Intentionally Omitted].
     (p) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Lender shall have received (i) the certificates (if any) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, unless such certificates and stock powers have been delivered to the First Lien Lender, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Lender) by the pledgor thereof.
     (q) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lender or the ASOT Administrative Agent to be filed, registered or recorded in order to create in favor of the Lender, a perfected Second Priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Lender in proper form for filing, registration or recordation.
     (r) [Intentionally Omitted].
     (s) [Intentionally Omitted].
     (t) Insurance. The Lender shall have received insurance certificates satisfying the requirements of Section 6.5.
          5.2 Conditions to Each Extension of Credit. The agreement of the Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (except, in the case of the initial extensions of credit on the Closing Date, the representations contained in Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.12, 4.13, 4.15, 4.17, 4.18, 4.20 and 4.21) shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided that, (i) such representations made on the Closing Date with respect to the Targets shall be limited to the representations made in the Merger Agreement material to the interests of the Lenders, but only to the extent that TSREV has the right to terminate its obligations as a result of a breach of such representations in the Merger Agreement and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct on such respective dates.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          Each of the Parent Guarantors and the Borrower hereby jointly and severally agrees that, so long as the Revolving Credit Commitment remains in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to the Lender, each of the Parent Guarantors and the Borrower shall and shall cause each of its respective Subsidiaries to:
          6.1 [Intentionally Omitted].
          6.2 Certificates; Other Information. Furnish to the Lender:
     (a) [intentionally omitted];
     (b) as soon as available, but in any event (i) within 120 days after the end of each fiscal year of the Borrower and (ii) not later than 60 days after the end of the first three fiscal quarterly periods of each fiscal year of the Borrower, (A) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (B) any Uniform Commercial Code financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;
     (c) [intentionally omitted];
     (d) [intentionally omitted];
     (e) [intentionally omitted];
     (f) within five days after the same are sent, copies of all financial statements and reports that any Group Member sends to the holders of any class of its debt securities or equity securities, and, within five days after the same are filed, copies of all financial statements and reports that any Group Member may make to, or file with, the SEC

(provided that the names of any limited partners identified in such financial statements or reports may be redacted prior to delivery);
     (g) [intentionally omitted]; and
     (h) promptly, such additional financial and other information as the Lender may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be.
          6.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any ASOT Lender to visit and inspect any of its properties during normal business hours and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (but no more than one visit per any 12-month period shall be permitted (except upon the occurrence and during the continuance of an Event of Default)) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with its independent certified public accountants; provided, however, that (a) unless an Event of Default has occurred and is continuing, the Group Members shall only be required to pay the expenses of one such inspection of all of the Group Members’ books and records during any fiscal year, (b) unless an Event of Default has occurred and is continuing, the Lender shall cooperate so that such visit does not materially disrupt the normal operations of such Group Member, and (c) the Lender shall conduct each such inspection in compliance with all reasonable safety and security requirements of such Group Member.

          6.7 Notices. Promptly give notice to the Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding which may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Group Member;
     (f) [intentionally omitted]; and
     (g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          Each notice pursuant to this Section 6.7 shall be accompanied by a statement of the Borrower, signed on behalf of the Borrower by a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          (c) If any ESA or update delivered pursuant to Section 5.1(m) identifies a Recognized Environmental Condition (“REC”), as defined under ASTM guidelines, the Borrower shall, within six months of the delivery of such ESA or update to the Lender and the ASOT Administrative Agent, conduct such follow up testing, provide such reports, and take such other actions as required or approved by the applicable Governmental Authority to the Lender and the ASOT Administrative Agent to mitigate such REC.
          6.9 [Intentionally Omitted].
          6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Group Member (other than (x) any real property or any Property described in paragraph (c) of this Section 6.10, (y) any Property subject to a Lien expressly permitted by Section 7.3 and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Lender does not have a perfected Second Priority Lien, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lender or the ASOT Administrative Agent deems necessary to grant to the Lender a Second Priority security interest in such Property and (ii) take all actions necessary to grant to the Lender a perfected Second Priority security interest in such Property, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender or the ASOT Administrative Agent.
          (b) With respect to (i) any fee interest in any real property having an appraised value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Group Member (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3), or (ii) subject to the related Loan Party obtaining the required landlord consent (provided that each Loan Party shall use commercially reasonable efforts to obtain such consent), any leasehold interest in real property having an aggregate appraised value of $5,000,000 acquired or leased (including any leasehold property interest owned by any new Subsidiary acquired after the Closing Date) in one or a series of transactions after the Closing Date by any Group Member, promptly (and in any event no later than 60 days after the acquisition thereof) (A) execute and deliver a Second Priority Mortgage in favor of the Lender, covering such real property, (B) if requested by the Lender or the ASOT Administrative Agent, provide the ASOT Administrative Agent with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Lender or the ASOT Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Lender or the ASOT Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the ASOT Administrative Agent and (C) if reasonably requested by the Lender or the ASOT Administrative Agent, deliver to the ASOT Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the ASOT Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) by any Group Member, promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement as the ASOT Administrative Agent deems necessary to grant to the Lender a perfected Second Priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Lender (or the First Lien Lender in accordance with the Intercreditor Agreement) the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Lender a perfected Second Priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Lender or the ASOT Administrative Agent, and (iv) if reasonably requested by the ASOT Administrative Agent, deliver to the ASOT Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the ASOT Administrative Agent.
          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Lender such amendments to the Guarantee and Collateral Agreement or such other documents as the Lender or the ASOT Administrative Agent deems necessary in order to grant to the Lender a perfected Second Priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Lender (or the First Lien Lender in accordance with the Intercreditor Agreement) the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Lender or the ASOT Administrative Agent, desirable to perfect the Second Priority Lien of the Lender thereon, and (iii) if reasonably requested by the Lender or the ASOT Administrative Agent, deliver to the ASOT Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the ASOT Administrative Agent.
          6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Lender or the ASOT Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully respect to the Collateral (or with perfecting or renewing the rights of the Lender with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the ASOT Administrative Agent or the Lender may be required to obtain from any Group Member for such governmental consent, approval, recording, qualification or authorization.
          6.12 Post-Closing Covenants. On or prior to the date that is 60 Business Days after the Closing Date, the Borrower shall deliver to the Lender:
     (a) (i) subject to the Intercreditor Agreement, certificates representing the Capital Stock of any Person constituting Collateral, to the extent that the organizational documents of such Person provides that the equity interests therein shall be certificated, and (ii) such other documents required in connection therewith pursuant to Section 5.1(p); and
     (b) an agreement relating to the payment of the Administration Fees by the Combined Group Members, including turnover provisions, duly executed and delivered by an authorized officer of each of the Funds, in form and substance reasonably satisfactory to the ASOT Administrative Agent.
SECTION 7. NEGATIVE COVENANTS
          Each of the Parent Guarantors and the Borrower hereby jointly and severally agrees that, so long as the Revolving Credit Commitment remains in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to the Lender, each of the Parent Guarantors and the Borrower shall not and shall not permit any of its respective Subsidiaries to, directly or indirectly:
          7.1 [Intentionally Omitted].
          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) Indebtedness of the Borrower to any of its Subsidiaries and of any Wholly Owned Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;
          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding minus the aggregate outstanding principal amount of Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(c) of the applicable Affiliate Borrower Credit Agreements;

     (d) Indebtedness of the Subsidiaries of the Borrower outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);
     (e) Guarantee Obligations made in the ordinary course of business by any Subsidiaries of the Borrower of obligations of the Borrower or any of its Wholly Owned Subsidiaries;
     (f) [intentionally omitted];
     (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, or in respect of netting services, overdraft protections or otherwise in connection with deposit accounts;
     (h) Indebtedness arising under any Capital Stock purchase, repurchase or redemption obligations which may arise pursuant to joint venture agreements in effect on the Closing Date;
     (i) Indebtedness (other than Recourse Indebtedness) assumed by the Subsidiaries of the Borrower in connection with any acquisition permitted by Section 7.8(h); provided that, such Indebtedness existed at the time of such acquisition and was not created in connection therewith or in contemplation thereof, and provided, further that, (i) the Borrower shall deliver to the Lender a pro forma Compliance Certificate certifying that, after giving effect to such additional Indebtedness, no Event of Default shall exist and (ii) the ASOT Borrower shall have delivered to the ASOT Administrative Agent a certificate of a Responsible Officer (A) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1 of the ASOT Credit Agreement (other than Sections 7.1(a) and 7.1(c) of the ASOT Credit Agreement if such Indebtedness is assumed during a Cure Period and the related acquisition was contractually committed to prior to the related Test Date) and (B) certifying that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such additional Indebtedness;
     (j) guarantees (including bonds), performance bonds and indemnification obligations incurred in the ordinary course of business of obligations of the Borrower and its Subsidiaries in favor of suppliers, customers, contractors, lessees, tenants, and mechanics of the Borrower or any Subsidiary and any other such obligations, in each case entered into in the ordinary course of business, which are in an outstanding amount not exceeding $50,000,000 individually or $150,000,000 in the aggregate outstanding at any time minus, in each case, the aggregate outstanding principal amount of such Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(j) of the applicable Affiliate Borrower Credit Agreements;

     (k) Indebtedness of any Joint Venture, directly or indirectly owned by the Borrower to the Borrower or any Subsidiary to the extent permitted by Section 7.8(g);
     (l) Indebtedness in respect of the Non-Recourse Subsidiary Borrowers that is secured by either (i) Real Property acquired by the Borrower or any of its Subsidiaries after the Closing Date and any related Property permitted by Section 7.3(r) or (ii) the Capital Stock of any Subsidiary of such Non-Recourse Subsidiary Borrower, that is also a Non-Recourse Subsidiary Borrower; provided that, with respect to any of the foregoing Indebtedness:
     (A) neither the Borrower nor any of its Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than as guarantor to the extent permitted by Section 7.2(e) for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing of real estate;
     (B) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Borrower nor any of its Subsidiaries other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof and the Capital Stock of the Non-Recourse Subsidiary Borrower that is the borrower under such Indebtedness and, in the case of the Borrower or any of its Subsidiaries, recourse against the Borrower and its Subsidiaries for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of special purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guarantee or indemnification agreements in non-recourse financing or tax-exempt financing of real estate; and
     (C) to the extent that the lenders thereunder will have recourse to the Capital Stock of the borrower of such Indebtedness, such borrower shall be a Non-Recourse Subsidiary Borrower;
provided, further, that, (x) the Borrower shall deliver to the Lender a pro forma Compliance Certificate certifying that, after giving effect to such additional Indebtedness, no Event of Default shall exist and (y) the ASOT Borrower shall have delivered to the ASOT Administrative Agent a certificate of a Responsible Officer (i) containing all information and calculations necessary, and taking into consideration such additional Indebtedness, for determining pro forma compliance with the provisions of Section 7.1(b) of the ASOT Credit Agreement and (ii) certifying that no ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such additional Indebtedness. For the avoidance of doubt, if at any time following the Closing Date the Borrower or any of its Subsidiaries acquires the remaining Capital Stock of any Joint Venture not owned by the Borrower or such Subsidiary on the Closing Date, any Real Property owned by such Joint Venture shall be included in clause (i) of this Section 7.2(l);
     (m) Construction Related Indebtedness that is not Recourse Indebtedness of any Group Member;
     (n) [intentionally omitted];
     (o) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all its Subsidiaries) not to exceed $50,000,000 at any one time outstanding minus the aggregate outstanding principal amount of such Indebtedness of the Affiliate Borrowers and their Subsidiaries permitted by Section 7.2(o) of the applicable Affiliate Borrower Credit Agreements;
     (p) secured Indebtedness of the Borrower under the Affiliate Revolving Notes, the proceeds of which are used by the Borrower for the purposes permitted by Section 4.16;
     (q) [intentionally omitted];
     (r) Indebtedness of the First Lien Borrower comprised of the First Lien Loans and the Guarantee Obligations of its Subsidiaries and the Parent Guarantors with respect thereto;
     (s) [intentionally omitted];
     (t) fully cash collateralized letters of credit issued for the account of the Borrower or any of its Subsidiaries, provided that, at any time the ASOT Tranche A Term Loans are outstanding or the ASOT Borrower is not in compliance with the Required Ratios, the aggregate face amount of such letters of credit at any one time outstanding shall not exceed an amount equal to $25,000,000 minus the aggregate face amount of letters of credit issued for the account of the Affiliate Borrowers or any of their Subsidiaries in accordance with Section 7.2(t) of the Affiliate Borrower Credit Agreements; and
     (u) unsecured Indebtedness (the “Unsecured Employee Cost Loans”) incurred among any of the Borrower, the Affiliate Borrower I-A, the Affiliate Borrower I-B Parent, the ASOT Borrower, the First Lien Lender, and OC/SD JV Holdings LLC (each, an “Unsecured Affiliate Borrower”), as borrower, and any of the Borrower, the Affiliate Borrower I-A, the Affiliate Borrower I-B Parent, the ASOT Borrower, the First Lien Lender and OC/SD JV Holdings LLC (each, an “Unsecured Affiliate Lender”), as lender, solely for the purposes of funding the Unsecured Affiliate Borrowers’ obligations with respect to employee expenses to be shared by the Unsecured Affiliate Borrowers.

          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) (i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens, (ii) Liens of banks related to Indebtedness permitted by Section 7.2(g) and (iii) Liens of landlords on furniture, fixtures and equipment pursuant to customary Contractual Obligations, in each case, arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) or any Liens securing any refinancings, refundings, renewals or extensions of the foregoing, provided that, no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

     (j) Permitted Leases (including memoranda thereof), and any recordation thereof;
     (k) Liens resulting from any judgment, writ or warrant of attachment or similar process and not constituting an Event of Default;
     (l) licenses of Intellectual Property in the ordinary course of business;
     (m) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof) securing Indebtedness permitted by Section 7.2(i); provided that, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements and accessions thereon and proceeds thereof), and are no more favorable to the lienholders than such existing Liens (taken as a whole);
     (n) Liens created by sale contracts documenting unconsummated asset dispositions permitted by this Agreement; provided that, such Liens attach only to assets and proceeds thereof subject to such sales contracts;
     (o) Liens attaching to cash earnest money deposits made by the Borrower and its Subsidiaries in connection with any letter of intent or purchase agreement entered into by the Borrower or the applicable Subsidiary, provided that, such acquisition is permitted by Section 7.8;
     (p) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;
     (q) purported Liens evidenced by the filing of precautionary financing statements by a lessor relating solely to operating leases of personal property entered into in the ordinary course of business;
     (r) Liens on (x) fee-owned property or real property leases of the Borrower and its Subsidiaries and any related Property (other than the Capital Stock of the Borrower and any of its Subsidiaries that is not a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse financing including, without limitation, any personal property located on or related to such Property, any contracts, receivables and general intangibles related to such real property and any Hedge Agreements relating to the Indebtedness, or (y) the Capital Stock of any Non-Recourse Subsidiary Borrower (and, in each case, any proceeds from any of the foregoing) which Liens secure Indebtedness permitted by Sections 7.2(l) and 7.2(m); provided that, in each case, (i) such Liens shall be created substantially simultaneously with the incurrence of such Indebtedness and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness;
     (s) Liens securing Indebtedness in respect of the First Lien Loan in favor of the First Lien Lender;

     (t) [intentionally omitted];
     (u) Liens on cash collateral to secure letters of credit issued for the account of the Borrower and its Subsidiaries to the extent such letters of credit are permitted by Section 7.2(t);
     (v) [intentionally omitted]; and
     (w) Liens in favor of the ASOT Borrower securing the obligations of the Borrower under the Affiliate Revolving Notes permitted by Section 7.2(p), provided that, to the extent any such Affiliate Revolving Note is secured by any of the assets of the Borrower and its Subsidiaries which assets directly or indirectly constitute Collateral (as defined in the ASOT Credit Agreement), such Lien shall be a third-priority Lien and the ASOT Borrower shall have executed and delivered an intercreditor agreement, in form and substance reasonably satisfactory to the ASOT Administrative Agent.
          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) any Subsidiary of any Applicable Party or any other Person may be merged or consolidated with or into, or, so long as such Subsidiary has nominal or no assets or liabilities, be liquidated, wound up or dissolved, or all or any part of its business, Property or assets may be conveyed, sold, leased transferred or otherwise disposed of, in one transaction or a series of transactions to, (x) such Applicable Party (other than the Borrower) (provided that such Applicable Party shall be the continuing or surviving corporation) or any Wholly Owned Subsidiary Guarantor (provided that (i) a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Wholly Owned Subsidiary Guarantor and such Applicable Party shall comply with Section 6.10 in connection therewith) or (y) the Borrower (1) in a transaction in which the Borrower shall be the continuing or surviving corporation or (2) in a transaction in which the Borrower shall not be the continuing or surviving corporation (such surviving person, the “Successor Borrower”); provided that, (A) such transaction shall not cause the ASOT Borrower to fail to be in pro forma compliance with the covenants contained in Section 7.1 of the ASOT Credit Agreement (other than Sections 7.1(a) and 7.1(c) of the ASOT Credit Agreement if such transaction is consummated during a Cure Period and was contractually committed to prior to the related Test Date), (B) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (C) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in a form reasonably satisfactory to the ASOT Administrative Agent, (D) each Guarantor, unless it is the other party in such transaction, shall confirm that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (E) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to the Guarantee and Collateral

Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) each mortgagor of the Mortgaged Property, unless it is the other party to such transaction, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and/or its guarantee thereof, as applicable, (G) such transaction shall not cause a Change of Control to occur and (H) the Borrower shall have delivered to the Lender and the ASOT Administrative Agent an officer’s certificate stating that such transaction and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; and
     (b) any Subsidiary of any Applicable Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Applicable Party or any Subsidiary Guarantor.
          7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property or surplus property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 7.4(b);
     (d) the sale or issuance of the Capital Stock of any Subsidiary of any Applicable Party to such Applicable Party or any Subsidiary Guarantor;
     (e) the Disposition of other assets (other than the Secured Guarantor Notes), provided that, (i) such Disposition is at fair market value, as reasonably determined by the Group Member making such Disposition, (ii) such Disposition shall not result in a Material Adverse Effect, and (iii) at the time of such Disposition, (A) a certificate of a Responsible Officer of the ASOT Borrower shall have been delivered to the ASOT Administrative Agent, which shall (1) include a computation demonstrating pro forma compliance with the covenants contained in Section 7.1(b) of the ASOT Credit Agreement after giving effect to such Disposition and (2) certify that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such Disposition and (B) a certificate of a Responsible Officer of the Borrower shall have been delivered to the Lender, which shall include a certification that no Default or Event of Default shall have occurred and be continuing at such time or after giving effect to such Disposition;
     (f) [intentionally omitted];
     (g) Permitted Leases;

     (h) Investments permitted by Section 7.8;
     (i) asset sales pursuant to “forced-sale,” “buy-sell,” “put-call” or similar arrangements in joint venture agreements of the Joint Ventures in effect on the date hereof;
     (j) licenses of Intellectual Property in the ordinary course of business; and
     (k) Dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced or substituted, substantially concurrently, by like-equipment.
          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to any Applicable Party or any Subsidiary Guarantor;
     (b) [intentionally omitted];
     (c) the Group Members may make Restricted Payments directly or indirectly to any ASOT Parent/Affiliate Guarantor, if on the date of such Restricted Payment, the ASOT Tranche A Term Loans have been paid in full and the ASOT Borrower is in compliance with the Required Ratios; provided that, on the date of any such Restricted Payment, (i) the Borrower shall deliver to the Lender a pro forma Compliance Certificate certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (ii) the ASOT Borrower shall deliver to the ASOT Administrative Agent a certificate of a Responsible Officer (A) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 of the ASOT Credit Agreement and (B) certifying that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such additional Restricted Payment and (iii) Restricted Payments may not be made pursuant to this Section 7.6(c) during any Cure Period;
     (d) any Group Member may make Restricted Payments to its direct or indirect owners to allow such direct or indirect owners to pay any taxes which are due and payable by Guarantor 1, Guarantor 2, the ASOT Additional Parent Guarantors, Holdings I Corp and the Borrower (or the first taxpayers that are a direct or indirect owner of Guarantor 1, Guarantor 2 or any ASOT Additional Parent Guarantor, in each case, solely to the extent of net income attributable to the Group Members), including, without limitation, in connection with any Disposition of Property permitted by Section 7.5 (assuming that each such owner is taxable at the highest marginal tax rate applicable to corporations resident in New York City (taking into account the deductibility of state and local taxes)); provided that, on the date of any such Restricted Payment, (x) the Borrower shall deliver to the Lender a pro forma Compliance Certificate certifying that, immediately prior to and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (y) the ASOT Borrower shall deliver to the ASOT Administrative Agent a certificate of a Responsible Officer (A) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1(b) of the ASOT Credit Agreement and (B) certifying that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such additional Restricted Payment;
     (e) [intentionally omitted];
     (f) [intentionally omitted];
     (g) at any time other than during a Cure Period, (x) any Group Member and its Subsidiaries may make Restricted Payments to pay the Administration Fees or (y) the Borrower may make loans to the Financial Reporting Parties under the Secured Guarantor Notes; provided that, (A) on any date, the aggregate amount of Restricted Payments and the outstanding principal amount of loans made pursuant to this Section 7.6(g) shall not at any time exceed the aggregate amount of Administration Fees allocable to the Group Members during the period beginning on the Closing Date and ending on the date of determination and (B) the Secured Guarantor Notes are pledged to the Lender as Collateral, and, provided further, that, on the date of any such Restricted Payment or loan, (i) the Borrower shall deliver to the ASOT Administrative Agent a pro forma Compliance Certificate certifying that, immediately prior to and after giving effect to such Restricted Payment or loan, as applicable, no Default or Event of Default shall have occurred and be continuing and (ii) the ASOT Borrower shall have delivered to the ASOT Administrative Agent a certificate of a Responsible Officer (A) containing all information and calculations necessary, and taking into consideration such Restricted Payment or loan, as applicable, for determining pro forma compliance with the provisions of Section 7.1 of the ASOT Credit Agreement and (B) certifying that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such additional Restricted Payment or loan, as applicable; and
     (h) a Group Member may make Restricted Payments with Distributable Affiliate Proceeds to the extent required under the ASOT Credit Agreement.
          7.7 Limitation on Maintenance Capital Expenditures and Renovation Capital Expenditures. Make or commit to make any Maintenance Capital Expenditures or Renovation Capital Expenditures, except:

     (a) Maintenance Capital Expenditures of the Group Members made in the ordinary course of business in any fiscal year in an aggregate amount equal to the sum of all outstanding units owned or leased by the Group Members available at the beginning of such fiscal year multiplied by $950 (adjusted, in the case of units owned or leased by any Joint Venture, to reflect the Ownership Percentage of the Group Members in such Joint Venture); provided that, (i) up to 50% of any such amount referred to in this clause (a), if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Maintenance Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and second, in respect of amounts permitted for such fiscal year as provided above;
     (b) Renovation Capital Expenditures of the Group Members made in the ordinary course of business in an amount not to exceed an aggregate amount equal to $180,000,000 minus the aggregate amount of Renovation Capital Expenditures of the Affiliate Borrowers made pursuant to Section 7.7(b) of the applicable Affiliate Borrower Credit Agreement; provided that, until the ASOT Tranche A Term Loans have been repaid in full and the ASOT Borrower is in compliance with the Required Ratios, the aggregate amount of Renovation Capital Expenditures made by the Group Members with respect to Joint Ventures that are not CapEx Controlled pursuant to this Section 7.7(b) shall not exceed an amount equal to $30,000,000 during the term of this Agreement minus the aggregate amount of Renovation Capital Expenditures of the Affiliate Borrowers and their Subsidiaries made with respect to Joint Ventures that are not CapEx Controlled pursuant to Section 7.7(b) of the applicable Affiliate Borrower Credit Agreement. For the avoidance of doubt, the amount of Renovation Capital Expenditures of any Group Member made with respect to any Joint Venture shall be deemed to be the amount actually paid by such Group Member, including, without limitation, amounts attributed to such Group Member from any distributions of such Joint Venture; and
     (c) Renovation Capital Expenditures of the Group Members for Real Property acquired after the Closing Date in accordance with Section 7.8(h), provided that, the Borrower has delivered to the Lender a written notice generally identifying such Renovation Capital Expenditures and the anticipated amount thereof promptly after such acquisition.
          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;

     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b), 7.2(e), 7.2(j) and 7.2(u);
     (d) [intentionally omitted];
     (e) [intentionally omitted];
     (f) [intentionally omitted];
     (g) (i) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by any Group Member in the Borrower or any Person that is a Wholly Owned Subsidiary and (ii) Investments consisting of loans to a Joint Venture owned by the Borrower and its Subsidiaries as of the Closing Date, to the extent that (x) such loans are required by the related joint venture agreement in effect on the Closing Date and (y) the aggregate amount of such loans to such Joint Venture do not exceed an amount equal to the aggregate amount of Indebtedness of such Joint Venture to its shareholders or members multiplied by the Ownership Percentage of the Group Members in such Joint Venture;
     (h) Investments (whether made directly or indirectly through the acquisition of a Person owning such assets) made by the Borrower and its Subsidiaries to acquire Real Property, provided that, (w) such Investment shall not result in a Material Adverse Effect, (x) at the time of such Investment, (i) a certificate of a Responsible Officer of the Borrower shall have been delivered to the Lender, certifying that no Default or Event of Default shall have occurred and be continuing at such time or after giving effect to such Investment and (ii) the ASOT Borrower shall have delivered to the ASOT Administrative Agent a certificate of a Responsible Officer (A) containing all information and calculations necessary, and taking into consideration such Restricted Payment, for determining pro forma compliance with the provisions of Section 7.1 of the ASOT Credit Agreement (other than Sections 7.1(a) and 7.1(c) of the ASOT Credit Agreement if such Investment is consummated during a Cure Period and is an acquisition that was contractually committed to prior to the related Test Date) and (B) certifying that no ASOT Loan Default or ASOT Loan Event of Default shall have occurred and be continuing at such time or after giving effect to such Investment, (y) the terms and conditions set forth in Section 6.10 are satisfied and (z) Investments may not be made pursuant to this Section 7.8(h) during a Cure Period other than acquisitions that were contractually committed to prior to the related Test Date;
     (i) Investments by the Borrower and its Subsidiaries in any securities received by the Borrower or such Subsidiary in the ordinary course of business in satisfaction or partial satisfaction of indebtedness from financially troubled account debtors;
     (j) Investments received by the Borrower and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

     (k) Investments by any Group Member in any Joint Venture owned by the Borrower and its Subsidiaries as of the Closing Date, including any Investment required in connection with (i) the exercise by any partner or member in such Joint Venture of any “forced-sale,” “buy-sell,” “put-call” or similar arrangements in the joint venture agreements for such Joint Venture, or (ii) the purchase of the partnership or membership interest of any other partner or member in such Joint Venture, provided that, (x) such Investments are required by the related joint venture agreement in effect on the Closing Date and (y) the aggregate amount of such Investments made by the Group Members in such Joint Venture do not exceed an amount equal to the aggregate amount of investments in such Joint Venture made by its shareholders or members multiplied by the Ownership Percentage of the Group Members in such Joint Venture, provided, further, that, any such Investment in the form of a loan or advance shall be evidenced by a note and pledged as Collateral pursuant to the Security Documents;
     (l) Investments by the Borrower and its Subsidiaries in Joint Ventures made after the Closing Date not otherwise permitted by Section 7.8 in an aggregate amount not exceeding on any date an amount equal to Applicable JV Investment Percentage in effect on such date of Gross Asset Value as at the last day of the fiscal quarter most recently ended for which financial statements are available less the aggregate amount of Investments in Joint Ventures made by the Affiliate Borrower Group Members after the Closing Date as of such date, provided that, (i) the amount of such Investment in the Capital Stock of any such Joint Venture shall be net of the amount of any Indebtedness incurred by such Joint Venture that is allocable to the Borrower and its Subsidiaries on such date and (ii) such Investment shall be represented by a certificate representing the Capital Stock of such Joint Venture owned by the Borrower and its Subsidiaries, as applicable, pledged by the Loan Parties to the Lender as Collateral;
     (m) [intentionally omitted];
     (n) Investments by the Borrower and its Subsidiaries in (i) Joint Ventures existing on the Closing Date and (ii) Joint Ventures created in connection with any Disposition by any Group Member that owns an Owned Property to the extent such Disposition is permitted by Section 7.5; and
          (o) loans made by the Borrower to the Financial Reporting Parties under the Secured Guarantor Notes in accordance with Section 7.6(g).
          7.9 [Intentionally Omitted].
          7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Combined Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Group Member entering into such transaction and (c) upon fair and reasonable terms no less favorable to the Group Member entering into such transaction than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (i) the Holdings II LP Asset Acquisition and the Loan

Documents, (ii) the payment of the Administration Fees pursuant to the Fund Agreements, as in effect on the Closing Date or the date of formation, as applicable, to the extent any Restricted Payment was permitted by Section 7.6(g), (iii) the loans made by the Borrower to the Financial Reporting Parties pursuant to the Secured Guarantor Notes, (iv) [intentionally omitted], (v) the Unsecured Employee Cost Loans made by the Unsecured Affiliate Lenders to the Unsecured Affiliate Borrowers, (vi) [intentionally omitted], (vii) [intentionally omitted] and (viii) the Administration Fee Agreement.
          7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
          7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the First Lien Loan Documents, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or Indebtedness permitted by Sections 7.2(l), 7.2(m) and 7.2(r) (in each case, any prohibition or limitation shall only be effective against the assets financed thereby) and (d) any prohibition or limitation that (i) consists of customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.5 pending the consummation of such sale, provided that, such restriction or condition shall only be effective against such Property, (ii) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, provided that (A) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (B) such prohibition or limitation shall only be effective against such Subsidiary or (iii) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (d)(ii), provided that (A) such amendments and refinancings are no more materially restrictive (taken as a whole) with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing and (B) the negative pledge clause(s) in such amendments or refinancings do not extend to Property other than such Property covered in the agreements permitted in clause (d)(ii).
          7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          7.15 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, fundamentally or substantively different from those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Holdings Merger) or that are reasonably related or ancillary thereto or that represents a reasonable extension or enhancement thereof.
          7.16 [Intentionally Omitted].
          7.17 Limitation on Amendments to Other Documents. (a) Amend, supplement or otherwise modify the organizational document of any Group Member in any manner that would adversely affect the interests of the Lender, (b) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Administration Fee Agreement in any manner that would adversely affect the application thereto of the subordination provisions set forth therein or in any subordination agreement related thereto, or (c) otherwise amend, supplement or otherwise modify the terms and conditions of the Administration Fee Agreement or any note related thereto, except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.
          7.18 [Intentionally Omitted].
          7.19 [Intentionally Omitted].
          7.20 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.
SECTION 8. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Parent Guarantors and the Borrower only), Section 6.7(a), Section 7, or in Section 5 of the Guarantee and Collateral Agreement, (ii) either Affiliate Borrower I-B defaults on any of its obligations under Section 2.12 of the Affiliate Borrower I-B Credit Agreement or the First Lien Borrower defaults on any of its obligations under Section 2.12 of the First Lien Credit Agreement or (iii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after a Responsible Officer of any Loan Party has knowledge or should have had knowledge of such default; or
     (e) any Combined Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Indebtedness under the ASOT Credit Agreement or any Guarantee Obligation, but excluding the Loans, Reimbursement Obligations and, so long as no Event of Default has occurred and is continuing under Section 8(a) of the ASOT Credit Agreement, the Indebtedness under any Affiliate Borrower Loan Document, the First Lien Loan Documents or any Affiliate Revolving Note) on the scheduled or original due date with respect thereto, (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (excluding, so long as no Event of Default has occurred and is continuing under Section 8(a) of the ASOT Credit Agreement, the Indebtedness under any Affiliate Borrower Loan Document, the First Lien Loan Documents or any Affiliate Revolving Note), or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
     (f) (i) any Combined Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Combined Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Combined Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Combined Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Combined Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Combined Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the ASOT Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the ASOT Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the ASOT Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Combined Group Member involving for the Combined Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than as a result of any termination or release in accordance with the terms of this Agreement; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) any Change of Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice to the Borrower declare the Revolving Credit Commitment to be terminated forthwith, whereupon the Revolving Credit Commitment shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the ASOT Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the ASOT Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the ASOT Borrower under the ASOT Credit Agreement and under the other ASOT Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the ASOT Borrower under the ASOT Credit Agreement and under the other ASOT Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9. [INTENTIONALLY OMITTED]
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Subject to Section 7.18 of the ASOT Credit Agreement, the Lender and each Loan Party party to the relevant Loan Document may from time to time (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.
          Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lender and all future holders of the Loans. In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that, delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed in the case of the Parent Guarantors, the Borrower and the Lender, as follows:

The Parent Guarantors:	c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: Chief Financial Officer
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

with copies to:	Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

and	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Philip Mindlin
Telecopy: (212) 403-2217
Telephone: (212) 403-1217

The Borrower:	c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: Chief Financial Officer
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

with copies to:	Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

and	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Philip Mindlin
Telecopy: (212) 403-2217
Telephone: (212) 403-1217

The Lender:	c/o Tishman Speyer
45 Rockefeller Plaza New York, New York 10111
Attention: Chief Financial Officer
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

with copies to:	Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
Telecopy: (212) 319-1745
Telephone: (212) 715-0300

and	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Philip Mindlin
Telecopy: (212) 403-2217
Telephone: (212) 403-1217
provided that any notice, request or demand to or upon the Lender shall not be effective until received.
          Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that, the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to the Lender), (c) to pay, indemnify, or reimburse the Lender for, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan

Documents and any such other documents, and (d) to pay, indemnify or reimburse the Lender, its affiliates, and its officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loans. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower, at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the ASOT Administrative Agent as set forth in the ASOT Credit Agreement. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parent Guarantors, the Borrower, the Lender, all future holders of the Loans and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Lender may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the requisite ASOT Lenders pursuant to Section 7.18 of the ASOT Credit Agreement, provided, however, that it is understood and agreed that a security interest in this Agreement and the other Loan Documents shall be granted to the ASOT Administrative Agent for the benefit of the ASOT Secured Parties.
          10.7 [Intentionally Omitted].
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Lender and the ASOT Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Parent Guarantors, the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the relevant Person at its address set forth in

Section 10.2 or at such other address of which each party hereto shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. Each of the Parent Guarantors and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) the Lender does not have any fiduciary relationship with or duty to any Parent Guarantor or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Parent Guarantors and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Parent Guarantors, the Borrower and the Lender.
          10.14 Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to the parties to the ASOT Credit Agreement or any affiliate of any thereof, (b) to any prospective purchaser of Revolving Credit Commitment and/or Loans that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) [intentionally omitted], (e) upon the demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          10.15 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or the incurrence of Indebtedness permitted by Section 7.2(l) and 7.2(m), the Lender shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition or to be subject to a Lien permitted by Section 7.3(r), and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition or incurrence of such Indebtedness, to the extent necessary to permit consummation of such Disposition or incurrence of such Indebtedness in accordance with the Loan Documents.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full, the Revolving Credit Commitment has terminated or expired and no Letter of Credit shall be outstanding (unless fully cash collateralized), upon request of the Borrower, the Lender shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Lender shall in lieu of taking actions to release its security interest in accordance with the foregoing sentence, take such actions as shall be reasonably requested by the Borrower to assign such security interest to the related purchaser or lender in connection with any permitted Disposition or incurrence of Indebtedness.
          10.16 [Intentionally Omitted].
          10.17 [Intentionally Omitted].
          10.18 WAIVERS OF JURY TRIAL. THE PARENT GUARANTORS, THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.19 Exculpation. Notwithstanding anything appearing to the contrary in this Agreement, or in the Guarantee and Collateral Agreement or any of the other Loan Documents, the Lender shall not be entitled to enforce the liability and obligation of the Borrower or any Guarantor to pay, perform and observe the obligations contained in this Agreement by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of the Borrower or any Guarantor (or any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of the Borrower or any Guarantor, or any director, officer, employee, agent, manager or trustee of any of the foregoing); provided that, nothing in this Section 10.19 shall have the effect of exculpating from liability any entity that is itself the Borrower or a Guarantor under this Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER), L.P.
By:	Tishman Speyer Archstone-Smith Multifamily Holdings II (Borrower) GP, L.L.C., its general partner

By:	/s/ George Hatzmann
	Name:	George Hatzmann
	Title:	Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II (BORROWER) GP, L.L.C.
By:	/s/ George Hatzmann
	Name:	George Hatzmann
	Title:	Authorized Signatory

TISHMAN SPEYER ARCHSTONE-SMITH MULTIFAMILY HOLDINGS II, L.P.
By:	Tishman Speyer Archstone-Smith Multifamily
Parallel Guarantor, L.L.C., its general partner

By:	/s/ Bradley Turk
	Name:	Bradley Turk
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Affiliate Borrower II-Revolving Credit Loan)]

ARCHSTONE-SMITH OPERATING TRUST, as Lender
By:	/s/ George Hatzmann
	Name:	George Hatzmann
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (Affiliate Borrower II-Revolving Credit Loan)]